Exhibit 99.1

Access Plans USA, Inc. Chairman and CEO, Peter W. Nauert, Dies Sunday;
Board Names New Chairman and Interim CEO

For Immediate Release

Contact:	Nancy Zalud VP-Communications 972-915-3218

August 20, 2007 – Irving, Texas – Access Plans USA, Inc. (NASDAQ: AUSA), a nationwide distributor of health insurance and non-insurance healthcare programs that provide access to affordable healthcare for the growing number of uninsured and/or underinsured in the United States, announced today that Peter W. Nauert, the company’s Chief Executive Officer and Chairman of the Board of Directors, died yesterday at his home in Santa Fe, New Mexico. Nauert, who had been in treatment following surgery in May, was 64.

“Peter was a dynamic leader, a visionary and a remarkable entrepreneur. This is a tragic loss for our company as well as for his family, friends and the thousands of colleagues whose lives he touched over his nearly 40-year career in the insurance industry,” said Michael K. Owens, Jr., Chief Marketing Officer of Access Plans and long-time friend and colleague. “His legacy is embodied in each of those people who experienced his drive and his enthusiasm on a daily basis.”

Today, the company’s Board of Directors elected board member J. French Hill as Chairman of the Board, and appointed Ian R. Stuart to serve as Interim President and CEO. Michael Owens, who was recently appointed the company’s Chief Marketing Officer, will continue to fulfill the marketing roles that Nauert previously held among the company’s various subsidiaries.

Hill joined Access Plans’ Board of Directors in January 2003. He is the Chief Executive Officer and Chairman of the Board of Delta Trust & Banking Corp., a privately held banking, trust and investment brokerage company headquartered in Little Rock, Arkansas. He previously served as executive officer and chairman of the trust division and investment brokerage dealer subsidiary of First Commercial Corp, then one of the largest publicly held entities in Arkansas. From May 1989 through January 1993, Hill was a senior economic policy official in the George H. W. Bush Administration as part of the White House staff and served as a Deputy Assistant Secretary of the U.S. Treasury. In 2007, Hill was appointed by President George W. Bush to serve as a member of the Advisory Board of the Community Development Financial Institutions (CDFI) Fund of the U.S. Department of the Treasury. Hill graduated magna cum laude in economics from Vanderbilt University.

Ian R. Stuart has served as Access Plans’ Chief Operating Officer since January 30, 2007. He had previously served as Chief Financial Officer and Chief Operating Officer of Insurance Capital Management, USA, Inc. (“ICM”) from October 2004 until its merger with Access Plans on January 30, 2007. Prior to joining ICM, Stuart was employed by Citigroup, from 1991 to 2004, principally in various divisional chief financial officer roles in insurance, banking and commercial leasing businesses. Stuart began his professional career as an accountant in London, England, in 1977 and held several positions at Price Waterhouse from 1981 to 1991.

“Peter was blessed with incredible energy that allowed him to continue to lead our company throughout his recent medical treatment,” said J. French Hill. “He effectively instilled his vision for Access Plans USA among the company’s senior management and its national sales managers. While Access Plans has lost a leader, Peter has left us with a clear direction for the company and a desire to achieve our goals as a testament to his vision and his confidence in our company’s management and marketing organizations.”

Ian Stuart commented: “Peter had a tremendous ability to see potential and opportunity through product development, marketing programs, corporate affiliations and acquisitions. He believed sincerely in the concept of the self-fulfilling prophecy: the first step to achieving a goal is communicating that you will achieve that goal. His spirit lives on among all those who worked with him on his visions for Access Plans USA.”

Nauert was elected Chief Executive Officer of Access Plans USA in January 2007, at the time the company (formerly known as Precis, Inc.) merged with Insurance Capital Management USA, Inc., a growing national marketing company that Nauert had founded several years earlier.
During his career, Nauert also previously had served as CEO of two other public companies in the insurance, marketing and healthcare industries: Pioneer Financial Services, Inc. (NYSE: PFS) and Ceres Group, Inc. (NASDAQ: CERG).

He began his career at Pioneer Life Insurance Company of Illinois, based in Rockford, Illinois. He grew this company that had been founded by his father into a national company. From 1981 to 1997, he was Chairman and CEO of Pioneer Financial Services, Inc. (PFS), the parent company of Pioneer Life. He successfully grew PFS from a small private company to a mid-size public company listed on the New York Stock Exchange. He organized and developed PFS’ IPO in 1986 with beginning market capitalization of $27 million. By 1996, the company’s market capitalization had risen to $410 million.

From 1998 to 2002, he was CEO of Ceres Group, Inc., a publicly traded insurance firm. Ceres expanded through organic growth and acquisitions during Nauert’s tenure: assets increased from $136 million to $946 million, gross revenue increased from $278 million to $907 million, and new sales increased from $40 million to $255 million.

Nauert was a well-known public speaker and published author in the insurance industry. He was also a dedicated philanthropist, organizing numerous fund-raising events for charity, including his annual golf tournament, which has raised millions of dollars for organizations such as the March of Dimes and St. Jude Children’s Research Hospital.

About Access Plans USA
Access Plans USA provides access to affordable healthcare to individuals and families.  Our health insurance products and our non-insurance healthcare discount programs are designed as affordable solutions for the growing number of uninsured and underinsured seeking a way to address rising healthcare costs. We also offer third party claims administration, provider network management, and utilization management services to employers and groups that choose to utilize partially self funded strategies to finance their benefit programs. We are committed to assuring that our clients have access to the healthcare that they need at prices they can afford. For more information on Access Plans USA, Inc. please visit www.accessplansusa.com.

Disclaimer
Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, and by discussions of strategies that involve risks and uncertainties. Access Plans USA, Inc. actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; the ability of Access Plans USA to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members, independent marketing representatives and agents; and changes in, or the failure to comply with, government regulations. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.